Exhibit 10.1

EXECUTION COPY

CUSIP Number:

CREDIT AGREEMENT

Dated as of October 7, 2010

among

FIG LLC

as Borrower,

CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWER

as Guarantors,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.

and

BARCLAYS BANK PLC

as Co-Documentation Agents

Arranged By:

BANC OF AMERICA SECURITIES LLC

WELLS FARGO SECURITIES, LLC,

CITIGROUP GLOBAL MARKETS INC.,

and

BARCLAYS CAPITAL,

THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC

as Joint Lead Arrangers and Joint Book-running Managers

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		64
6.01	Existence, Qualification and Power	64
6.02	Authorization; No Contravention	64
6.03	Governmental Authorization; Other Consents	64
6.04	Binding Effect	65
6.05	Financial Statements; No Material Adverse Effect	65
6.06	Litigation	65
6.07	No Default	66
6.08	Ownership of Property; Liens	66
6.09	Environmental Compliance	66
6.10	Insurance	66
6.11	Taxes	66
6.12	ERISA Compliance	66
6.13	Subsidiaries/Equity Interests/Collateral Accounts	67
6.14	Use of Proceeds; Margin Regulations; Investment Company Act	68
6.15	Disclosure	68
6.16	Compliance with Laws	68
6.17	Intellectual Property; Licenses, Etc.	68
6.18	Solvency	69
6.19	Property Information/ Legal Identification	69
6.20	Management Agreements/Other Agreements/Intercompany Debt	69
6.21	Fortress VRF I LLC	69

ARTICLE VII AFFIRMATIVE COVENANTS		70
7.01	Financial Statements	70
7.02	Certificates; Other Information	71
7.03	Notices	72
7.04	Payment of Obligations	73
7.05	Preservation of Existence, Etc.	73
7.06	Maintenance of Properties	73
7.07	Maintenance of Insurance	73
7.08	Compliance with Laws	73
7.09	Books and Records	74
7.10	Inspection Rights	74
7.11	Use of Proceeds	74
7.12	Existing and Additional Fortress Entities or Subsidiaries	74
7.13	ERISA Compliance	75
7.14	Pledged Assets	75
7.15	Management Fees	76
7.16	Distributions of Income to the Loan Parties	76
7.17	Debt Ratings	76

ARTICLE VIII NEGATIVE COVENANTS		76
8.01	Liens	77
8.02	Indebtedness	78
8.03	Fundamental Changes	79
8.04	Dispositions	80
8.05	Restricted Payments	80
8.06	Change in Nature of Business	81
8.07	Transactions with Affiliates and Insiders	81
8.08	Burdensome Agreements	82

8.09	Financial Covenants	82
8.10	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	83
8.11	Sale Leasebacks	83
8.12	Capital Expenditures	83
8.13	Investments in Fortress Funds	83

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		84
9.01	Events of Default	84
9.02	Remedies Upon Event of Default	86
9.03	Application of Funds	86

ARTICLE X ADMINISTRATIVE AGENT		87
10.01	Appointment and Authority	87
10.02	Rights as a Lender	88
10.03	Exculpatory Provisions	88
10.04	Reliance by Administrative Agent	89
10.05	Delegation of Duties	89
10.06	Resignation of Administrative Agent	89
10.07	Non-Reliance on Administrative Agent and Other Lenders	90
10.08	No Other Duties; Etc.	90
10.09	Administrative Agent May File Proofs of Claim	91
10.10	Collateral and Guaranty Matters/Ineligible Assignee Letter Agreement	91

ARTICLE XI MISCELLANEOUS		92
11.01	Amendments, Etc.	92
11.02	Notices and Other Communications; Facsimile Copies	95
11.03	No Waiver; Cumulative Remedies	97
11.04	Expenses; Indemnity; and Damage Waiver	97
11.05	Payments Set Aside	99
11.06	Successors and Assigns	99
11.07	Treatment of Certain Information; Confidentiality	103
11.08	Set-off	104
11.09	Interest Rate Limitation	105
11.10	Counterparts; Integration	105
11.11	Survival of Representations and Warranties	105
11.12	Severability	105
11.13	Replacement of Lenders	105
11.14	Governing Law; Jurisdiction; Etc.	106
11.15	Waiver of Right to Trial by Jury	107
11.16	USA PATRIOT Act Notice	107
11.17	Judgment Currency	108
11.18	No Advisory or Fiduciary Responsibility	108
11.19	Electronic Execution of Assignments and Certain Other Documents	108

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.13(a)(i)	List of Subsidiaries of Loan Parties
6.13(a)(ii)	Fortress Funds
6.13(a)(iii)	SPVs
6.13(d)	Collateral Accounts
6.19	Property Information
6.20	Management Agreements
8.01	Liens
8.02	Indebtedness
11.02	Certain Addresses for Notices

EXHIBITS

1.01	Form of Secured Party Designation Notice
2.02	Form of Loan Notice
2.10(a)(i)	Form of Revolving Note
2.10(a)(ii)	Form of Term Loan Note
2.13	Form of Borrower Assignment Agreement
7.02(b)(i)	Form of Quarterly Financial Compliance Certificate
7.02(b)(ii)	Form of Non-Financial Compliance Certificate
7.02(b)(iii)	Form of Monthly Financial Compliance Certificate
7.12	Form of Joinder Agreement
11.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 7, 2010 among FIG LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer.

The Borrower has requested that the Lenders provide credit facilities in the aggregate amount of $340 million consisting of a five year $280 million term loan facility and a $60 million three year revolving credit facility. The Lenders have indicated their willingness to provide such credit facilities and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 11.01.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning specified in Section 11.16.

“Additional Castle” means any Person formed or acquired by a Loan Party (a) that has issued Equity Interests to a Loan Party upon its formation or acquisition, (b) that is intended by the owner of such Person’s Equity Interests to become a publicly traded entity, (c) that is not a Private Equity Fund or a Hedge Fund, and (d) with respect to whose incentive income paid to a Loan Party is limited to amounts above a performance threshold specified in such Person’s Organization Documents.

“Adjusted Net Funded Indebtedness” means, as of any date of determination, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to (a) Funded Indebtedness (other than Funded Indebtedness incurred pursuant to clause (i) of such definition) minus (b) unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries in an amount not to exceed, for purposes of this definition, $50,000,000, in each case as determined by the most recent consolidated balance sheet of the Loan Parties and their Subsidiaries delivered pursuant to Section 7.01(a) or (b).

“Administrative Agent” means Wells Fargo Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, dated as of August 4, 2010, between the Borrower and the Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The amount of Aggregate Revolving Commitments in effect as of the Closing Date is SIXTY MILLION DOLLARS ($60,000,000).

“Aggregate Term Loan Amount” means the aggregate amount of Term Loans of all Term Loan Lenders. The Aggregate Term Loan Amount in effect as of the Closing Date is TWO HUNDRED EIGHTY MILLION DOLLARS ($280,000,000).

“Agreement” means this Credit Agreement, as amended or modified from time to time.

“Agreement Currency” has the meaning specified in Section 11.17.

“Alternative Asset Business” means a business that generates annual Management Fees greater than 0.95% of total assets subject to a Management Agreement; provided that it is understood that, notwithstanding the above, the Fortress Value Recovery Fund shall be deemed to be an Alternative Asset Business.

“Alternative Currency” means Canadian Dollars, British Pounds Sterling, Euros and each other currency (other than Dollars) that is approved by the Administrative Agent and the L/C Issuer in their sole discretion.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Letter of Credit Sublimit” means an amount equal to $25,000,000. The Alternative Currency Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Applicable Percentage” means, (a) with respect to each Revolving Lender, the percentage (carried out to the twelfth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments

have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to each Term Loan Lender, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loans held by such Term Loan Lender at such time to the Aggregate Term Loan Amount. The Applicable Percentage of each Lender on the Closing Date, after giving effect to this Agreement, is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.

“Applicable Rate” means the following percentages per annum: (a) with respect to Eurodollar Rate Loans and Letters of Credit, 4.00%, (b) with respect to Base Rate Loans, 3.00% and (c) with respect to the Commitment Fee, 0.625%.

“Applicable Time” means, with respect to any borrowings and payments in Alternative Currency, the local time in the place of settlement for Alternative Currency as may be determined by the L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund Lender” means any Fund Lender that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Fee Letter” means the letter agreement, dated as of August 4, 2010, among the Borrower, the Arrangers and the Administrative Agent.

“Arrangers” means Banc of America Securities LLC, Wells Fargo Securities, Citigroup Global Markets Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, in their capacities as joint lead arrangers and joint book running managers.

“Asset Value” means (a) with respect to Co-Investment Fund Investments and Fortress Fund Investments, the value of each such asset based on the fair market value of such asset and (b) with respect to Direct Investments, the value of each such asset based on the cost of such asset minus permanent impairment as determined by GAAP; provided that the value of any Investment Assets owned by an SPV shall be reduced by all Indebtedness owed by such SPV (but in no event less than zero).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Fund Lenders managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited combined balance sheet of the Fortress Entities, their respective Subsidiaries and the Consolidated Fortress Funds for the fiscal year ended December 31, 2009, and the related combined statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Fortress Entities and their respective Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Revolving Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05(a), and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the initial paragraphs hereto.

“Borrower Assignee” means either the Borrower or FOE I, as applicable.

“Borrower Assignment Agreement” means an assignment agreement entered into by a Lender and the applicable Borrower Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit 2.13 or any other form of assignment approved by the Administrative Agent in its reasonable discretion.

“Borrower Assignment Effective Date” has the meaning specified in Section 2.13(d).

“Borrower Loan Purchase” has the meaning specified in Section 2.13(a).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Loan Parties, their Subsidiaries and the Fortress Funds at such time.

“Buyback Period” means a period following any Equity Issuance that occurs subsequent to the Closing Date with each such period beginning on the date that the Borrower receives the Net Cash Proceeds of such Equity Issuance and ending on the earlier to occur of (a) 365 days after the Borrower’s receipt of the Net Cash Proceeds of such Equity Issuance or (b) the Term Maturity Date.

“Capital Expenditures” means, for any period, for any Person, all capital expenditures of such Person, as determined in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP (as in effect on the Closing Date), is required to be accounted for as a capital lease on the balance sheet of that Person. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Castle Options” means the Eurocastle Options, the Newcastle Options and options on Additional Castle Equity Interests owned, directly or indirectly, by the Loan Parties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (ii) the Principals or any group which, directly or indirectly, is controlled by them) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the combined voting power of all Voting Stock of Public FIG on a fully diluted basis.

“Closing Date” means the date hereof.

“Co-Investment Fund Investments” means Investments, either directly or indirectly, by the Loan Parties or their Subsidiaries in a Person in which a Fortress Fund also made or will concurrently make an Investment.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Account” means (a) a “Collateral Account” or an “Account” as defined in the Collateral Account Agreements and (b) any other account that contains cash and Cash Equivalents of a Loan Party in which the Administrative Agent has been granted a security interest pursuant to documentation reasonably acceptable to the Administrative Agent in accordance with the Collateral Account Agreements.

“Collateral Account Agreements” means those certain Deposit Account and Control Agreements, executed among the Administrative Agent, the depositary institution in which any such deposit accounts are located and the applicable Loan Party which is the owner of such deposit account, as such agreements may be amended, modified, renewed, extended or replaced from time to time.

“Collateral Documents” means a collective reference to the Security and Pledge Agreement, the Collateral Account Agreements, and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14 or otherwise.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.

“Commitment Fees” means the fees set forth in Section 2.08(a).

“Compliance Certificates” means the Quarterly Financial Certificates, the Non-Financial Compliance Certificates and the Monthly Financial Compliance Certificates.

“Consolidated Adjusted Asset Value” means the Consolidated Asset Value minus the amount by which the contribution from any individual Co-Investment Fund Investment or Direct Investment exceeds 30% of (a) the sum of the Outstanding Amount of Loans and L/C Obligations multiplied by (b) (i) for the period from the Closing Date to December 31, 2012, 2.0 and (ii) for the period from January 1, 2013 and thereafter, 2.25.

“Consolidated Asset Value” means the aggregate Asset Value of all Co-Investment Fund Investments, Direct Investments and Fortress Fund Investments.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) consolidated EBITDA of the Loan Parties and their Subsidiaries for the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered less (ii) the aggregate amount of all Permitted Tax Distributions accrued during the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered (provided that the amount in this clause (ii) shall be increased in the quarter paid by the amount of actual tax Distributions made during such four quarter period in excess of the amount previously accrued therefor and shall be decreased in the quarter such decrease is determined by the amount of actual tax Distributions made during such four quarter period that are less than the amount previously accrued therefor) to (b) the sum of (i) consolidated Interest Charges of the Loan Parties and their Subsidiaries (other than any Make Whole Payments or prepayment premiums made pursuant to Section 2.04(a) which are included in Interest Charges) for the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered, plus (ii) the aggregate principal amount of all regularly scheduled (A) principal payments, (B) redemptions or (C) similar acquisitions for value of outstanding debt for borrowed money during the next succeeding four fiscal quarter period following the date of determination (which, for avoidance of doubt, shall not include any payments made pursuant to Section 2.04(b)(ii)), plus (iii) the aggregate amount of Excess Distributions declared during the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered (provided that, for avoidance of doubt, Excess Distributions declared during the first quarter of a fiscal year (based on earnings from the prior fiscal year) shall not be included in the calculation of Consolidated Fixed Charge Coverage Ratio for such quarter but shall be treated as set forth in clause (C) of the paragraph below), plus (iv) the aggregate amount of Equity Interests repurchased by the Top Tier Guarantors during the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered.

For purposes of calculating Consolidated Fixed Charge Coverage Ratio, (A) for the first three quarterly calculations following the Closing Date, the amount in clause (b)(ii) above shall be deemed to be $10,000,000, (B) for any partial fiscal quarter immediately following the Closing Date and for the first three full fiscal quarters following the Closing Date, consolidated Interest Charges shall be determined by the amount of consolidated Interest Charges incurred since the Closing Date multiplied times a ratio equal to (I) 365 divided by (II) the number of days elapsed from the Closing Date until the last day of the quarter for which the Consolidated Fixed Charge Coverage Ratio is being calculated and (C) for purposes of calculating the amount in clause (b)(iii) above on December 31 of each fiscal year, all Excess Distributions declared during the first quarter of the succeeding fiscal year (based on earnings from such prior fiscal year) shall be allocated pro rata among all four quarters of such prior fiscal year based on the amount of EBITDA attributable to such prior fiscal quarter (i.e., if the EBITDA earned in the first quarter of such prior fiscal year was equal to 30% of all EBITDA for such prior fiscal year then 30% of the aggregate Excess Distributions declared during the first quarter of the succeeding fiscal year (based on earnings from such prior fiscal year) shall be allocated to the first quarter of such prior fiscal year).

“Consolidated Fortress Funds” means those certain Fortress Funds that are consolidated with the Loan Parties in the financial statements of Public FIG.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Net Funded Indebtedness as of such date to (b) consolidated EBITDA of the Loan Parties and their Subsidiaries for the four fiscal quarter period most recently ended for which the Reported Financial Information has been delivered.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including, without limitation, any Management Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility Swap Contract” means any Swap Contract entered into by a Loan Party with a Swap Contract Provider.

“Debt Rating” means, as of any date of determination, the rating (public or private) as determined by either S&P, Moody’s or Fitch of the Borrower’s non-credit-enhanced, senior secured long-term debt or any corporate rating of the Borrower by any such agency.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deferred Management and Incentive Fees” means the deferred management, incentive and performance fees from the Offshore Hedge Funds that are shown as an asset on the balance sheet of the Borrower from time to time.

“Direct Investments” means any Investment by a Loan Party or any of its Subsidiaries other than a Fortress Fund Investment, a Co-Investment Fund Investment or an Exchange Loan.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Loan Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition; it being understood that an Equity Issuance shall not be deemed to be a Disposition.

“Distribution” means any dividend or distribution (whether in cash, securities or other Property) with respect to the Equity Interests of a Loan Party or any subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) (i) with respect to any amount denominated in Alternative Currency in connection with Letters of Credit, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with Alternative Currency and (ii) with respect to cash denominated in Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with Alternative Currency.

“EBITDA” means with respect to any Person (or any asset of any Person) for any period, without duplication an amount equal to the sum of:

(a) the Net Income of such Person (or attributable to such asset) for such period; plus

(b) depreciation and amortization, interest expense (including any Make Whole Payment or prepayment premium made pursuant to Section 2.04(a)), income taxes and impairment of goodwill deducted in calculating such Net Income; plus

(c) any extraordinary or non-recurring losses deducted in calculating such Net Income; plus

(d) the Incentive Income Adjustment; plus

(e) the Other Income Adjustment; plus

(f) compensation expenses recorded in connection with the assignment of the Castle Options and Stock Based Compensation, in each case deducted in calculating such Net Income; plus

(g) any changes in the fair value of contingent consideration payable with respect to the acquisition of a business, to the extent deducted in calculating such Net Income and, to the extent management intends to pay such consideration in equity and such payment is recorded on the Borrower’s consolidated statement of operations under GAAP; plus

(h) accrued employee profit sharing related to Oldcastle incentive compensation minus cash payments made with respect to such employee profit sharing in each case to the extent deducted or added in calculating such Net Income, as applicable; minus

(i) any earnings on deferred fee arrangements net of employees’ share added in calculating such Net Income; minus

(j) any extraordinary or other non-recurring gains included in calculating such Net Income.

Notwithstanding the above, (A) it is understood that EBITDA shall not include any amounts to be distributed as Promote Fees to equity holders of any Person other than a Loan Party, (B) upon the occurrence of a Permitted Management Function Transfer, EBITDA (as calculated for any present or past quarter) shall no longer include any income or expenses related to the applicable Fortress Fund (or any gains or losses related thereto) and (C) if accrued management fees related to any Fortress Fund (other than Fund IV, Fund IV Co-Invest and Florida Side Car) have been uncollected in their entirety for a period of six months or more after the due date with respect thereto, then any subsequent accrual of management fees associated with that Fortress Fund or Fortress Funds will be excluded from the calculation of EBITDA; provided that upon the collection of the total accrued management fees associated with such Fortress Fund or Funds, any previously excluded accruals within the test period will be reversed; and provided further that it is understood that any accrued management fees related to Fund IV, Fund IV Co-Invest and Florida Side Car will be excluded in the calculation of EBITDA for any quarter on or after September 30, 2011 to the extent that such management fees have been uncollected in their entirety as of September 30, 2011.

“Eligible Assets” means Property that is used or useful in the same or a similar line of business as the Loan Parties were engaged in on, and any Investments of the type that the Loan Parties had made on or prior to, the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries or any Affiliate directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (other than debt securities) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party to any Person other than a Loan Party or a Subsidiary of its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“Equity Issuance Surplus” means the Net Cash Proceeds from any Equity Issuance occurring after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocastle” means Eurocastle Investment Limited, a Guernsey Company.

“Eurocastle Options” means the options on Eurocastle stock owned by the Loan Parties.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan pursuant to clause (c) of the definition of Base Rate, on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Wells Fargo Bank’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Notwithstanding anything herein, with respect to all calculations of interest in respect of the Loans, in no event shall the Eurodollar Rate be deemed to be less than 1.75% per annum (including, as applicable, in connection with any calculation of Base Rate).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Distributions” means all Distributions from the Top Tier Guarantors other than Permitted Tax Distributions.

“Exchange Loan” means a loan from the Borrower or a Top Tier Guarantor to FIG Corp. for the purpose of facilitating an exchange by the Principals of equity in the Top Tier Guarantors for equity in Public FIG.

“Excluded Taxes” means, with respect to the Administrative Agent (including any sub-agent), any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or with which it has a present or former connection (other than any such connection resulting in whole or in part from its having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), (d) in the case of a Lender other than a Foreign Lender, backup withholding tax imposed under Section 3406 of the Internal Revenue Code (other than as a result of a Change in Law) and (e) taxes that would not have been imposed but for a failure by the Administrative Agent, the L/C Issuer or any Lender (or any financial institution through which any payment is made to such Lender) to comply with the applicable requirements of Sections 1471 through 1474 of the Internal Revenue Code, or any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such law.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of May 29, 2008 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of November 12, 2008, as amended by that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of March 12, 2009, as amended by that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of March 13, 2009, and as amended by that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of June 11, 2009 and as otherwise amended and modified) by and among FIG LLC, as borrower, certain subsidiaries and affiliates of FIG LLC, as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Existing Fortress Funds” means Fortress Funds existing as of the Closing Date.

“Existing L/C Issuer Fee Letter” means the letter agreement, dated as of August 4, 2010, between the Borrower and Bank of America as L/C Issuer for the Existing Letters of Credit.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.03.

“Extension Amendments” has the meaning specified in Section 11.01.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Administrative Agent Fee Letter, (b) the Arranger Fee Letter and (c) the Existing L/C Issuer Fee Letter.

“FIG Promote Entities” means any entity created with respect to a Private Equity Fund to hold Promote Fees for Persons other than Loan Parties.

“Fitch” means Fitch, Inc.

“Florida Side Car” means Fortress Florida Coinvestment Fund LP, Fortress Florida PREF Fund LP and Fortress Florida Coinvestment Fund GP LLC.

“FOE I” means Fortress Operating Entity I LP, a Delaware limited partnership.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“Fortress Entities” means the Borrower, the Top Tier Guarantors and any other Person (other than a natural Person) who directly owns the investment advisor, general partner or managing member of a Fortress Fund or who otherwise receives Promote Fees or Management Fees.

“Fortress Funds” means each of (a) each of the entities set forth on Schedule 6.13(a)(ii), (b) any other Private Equity Fund, Hedge Fund or any other public or private investment fund created or acquired after the Closing Date and managed, directly or indirectly, by a Loan Party or one of its Subsidiaries or Affiliates or any of its investment advisors and (c) any entity that is both (i) a direct or indirect Subsidiary of a Loan Party and (ii) the general partner or managing member of a Private Equity Fund, Hedge Fund, or any other public or private investment fund; provided that (i) portfolio companies of a Fortress Fund and (ii) so long as any Loan Party or one of its Subsidiaries, Affiliates or investment advisors does not serve as general partner of such fund, any Private Equity Fund, Hedge Fund, other public or private investment fund or managed account that is formed or that any Loan Party or one of its Subsidiaries, Affiliates or investment advisors serves solely in its capacity as a manager or advisor (and such role began or begins after June 1, 2009) shall not be deemed to be a Fortress Fund.

“Fortress Fund Investments” means (a) the stock of Newcastle and Eurocastle (and any other Equity Interests of a publicly traded entity) that has been pledged to the Lenders pursuant to the Security and Pledge Agreement, (b) the Loan Parties’ ownership interest, direct or indirect, in the Private Equity Funds, (c) the Loan Parties’ ownership interest, direct or indirect, in the Onshore Hedge Funds, (d) the Newcastle Options and Eurocastle Options and any other options of a publicly traded Person for which a Loan Party or a Subsidiary is the manager and (e) the ownership interest, direct or indirect, of any Loan Party in any public or private investment fund created after the Closing Date that is managed, directly or indirectly, by a Loan Party.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, as of December 31 of each year, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to: (a) EBITDA for such calendar year minus (b) Interest Charges during such calendar year, minus (c) income taxes paid during such calendar year (or accrued during such calendar year and required to be paid within 120 days subsequent to the end of such calendar year), minus (d) Capital Expenditures made during such calendar year (other than Capital Expenditures financed in accordance with Section 8.02(j)) minus (e) Permitted Tax Distributions made in accordance with Section 8.05(c) during such calendar year (or Permitted Tax Distributions that will be made within 120 days subsequent to the end of such calendar year for taxes accrued during such calendar year) minus (f) payments of Term Loans made pursuant to Sections 2.04(a) (plus any Make Whole Payments or prepayment premium made in connection therewith) or Section 2.06(b) minus (g) extraordinary and non-recurring cash losses during the prior calendar year to the extent added to EBITDA in the calculation thereof plus (h) extraordinary and non-recurring cash gains during the prior calendar year to the extent subtracted from EBITDA in the calculation thereof plus (i) the amount of Distributions received by Loan Parties and their Subsidiaries from Investments during such calendar year minus (j) the amount of Investments made in Existing Fortress Funds during such calendar year minus (k) the amount of Investments made in New Fortress Funds during such calendar year; provided that the amount of Investments that may be deducted pursuant to this clause (k) may not exceed 2.5% of the aggregate amount of capital called by such New Fortress Funds.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund IV” means Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., and Fortress Investment Fund IV (Fund G) L.P., Fortress Fund IV GP L.P. and Fortress Fund IV GP Holdings Ltd.

“Fund IV Co-Invest” means Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P., Fortress Fund IV GP L.P. and Fortress Fund IV GP Holdings Ltd.

“Fund Lender” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);

(f) the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases and Securitization Transactions;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non-recourse to any Loan Party or any other Subsidiary or (ii) such Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time or with respect to a Person organized outside of the United States, the generally accepted accounting principals of the applicable country.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means FOE I, Principal Holdings I LP, Fortress Principal Investment Holdings LLC, Fortress Principal Investment Group LLC, Fortress Principal Investment Holdings IV LLC, Fortress Investment Fund GP (Holdings) LLC, FIG Partners Pool (A) LLC, FIG Partners Pool (P2) LLC and such other Persons that are required to be a Guarantor from time to time pursuant to the terms of Section 7.12 or who otherwise join as a guarantor, and, in each case, their successors and assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Funds” means all hedge funds and related managed accounts whether or not existing or created or acquired after the Closing Date, in each case managed, directly or indirectly, by a Loan Party or one of its Subsidiaries or Affiliates or any of the investment advisors of the foregoing.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Material Fortress Funds” means, at any date of determination, any Material Fortress Fund whose aggregate Management Fees during the last four fiscal quarters for which the Reported Financial Information has been delivered constitute greater than or equal to 10% of aggregate amount of all Management Fees of the Loan Parties and their Subsidiaries during the last four fiscal quarters for which the Reported Financial Information has been delivered.

“Incentive Income Adjustment” means:

(i) for Private Equity Funds, (a) incentive income paid (or declared as a distribution) to such Person minus clawbacks actually paid minus (b) incentive income recorded in accordance with GAAP; plus

(ii) for all Fortress Funds other than Private Equity Funds, (x) incentive income on an accrual basis as if such incentive income from these funds were payable on a quarterly basis minus (y) incentive income recorded in accordance with GAAP.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non-recourse to any Loan Party or any other Subsidiary or (ii) such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Ineligible Assignees” means those certain Persons set forth in the Ineligible Assignee Letter Agreement and all Affiliates thereof.

“Ineligible Assignees Letter Agreement” means that certain letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent, as such letter agreement may be amended or modified from time to time with the consent of the Borrower and, in accordance with Section 10.10, the Administrative Agent.

“Information” has the meaning specified in Section 11.07.

“Interest Charges” means, with respect to any Person (or any asset of any Person) for any period an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) of such Person or in connection with the deferred purchase price of assets of such Person for such period, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases of such Person that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases of such Person with respect to such period.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, subject to the availability to all applicable Lenders, nine or twelve months) thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. It is understood and agreed that for purposes of compliance with Section 8.09(c), cash shall be considered to be an Investment.

“Investment Asset” means Co-Investment Fund Investments, Direct Investments and Fortress Fund Investments.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Person in accordance with the provisions of Section 7.12.

“Judgment Currency” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) solely with regard to the Existing Letters of Credit, Bank of America and (b) with respect to all other Letters of Credit, Wells Fargo Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. “L/C Issuers” means a reference to both Bank of America and Wells Fargo Bank in such capacity and any successor issuers of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and includes each of the Revolving Lenders and the Term Loan Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letters of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in Alternative Currency (subject to the Alternative Currency Letter of Credit Sublimit).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is twenty days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) TWENTY-FIVE MILLION DOLLARS ($25,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lenders to the Borrower, as referenced in Article II, which may be in the form of a Revolving Loan or a Term Loan.

“Loan Amendment” has the meaning specified in Section 11.01.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, the Fee Letters, the Ineligible Assignees Letter Agreement and the Post-Closing Letter.

“Loan Modification Offer” has the meaning specified in Section 11.01.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Make Whole Payment” means a payment equal to the excess of (a) the then present value of the required principal and interest payments (calculated assuming the then current applicable interest rate) on the Term Loans that are avoided by such prepayment discounted at a rate equal to 50 basis points plus the yield on U.S. Treasury obligations having a final maturity equal to the average life of the principal payments avoided by such prepayment over (b) the principal amount of the Term Loans then being prepaid; provided that in no case shall the “Make Whole Payment” payment be less than 1%.

“Managed Account” means any investment vehicle on behalf of a third party for which (i) investment decisions regarding some or all of the capital in the investment vehicle are made by a Loan Party, one of its Subsidiaries or Affiliates or any of its investment advisers and (ii) one investor or sponsor has the contractual right either to (A) terminate, dissolve, liquidate or wind up the investment vehicle (or begin the process of same) or (B) terminate the ability of such Loan Party, Subsidiary, Affiliate or investment advisor to make investment decisions on behalf of the investment vehicle.

“Management Agreements” means all management agreements and Organization Documents that set forth Management Fees therein to which a Loan Party or a Subsidiary is a party as more fully set forth on Schedule 6.20.

“Management Fees” means any management fees paid pursuant to a Management Agreement.

“Management Fee Earning Assets” means the sum of (a) in connection with a Traditional Asset Business, 33% of all assets subject to a Management Agreement in which a Loan Party, directly or indirectly, earns Management Fees and (b) in connection with an Alternative Asset Business, 100% of all assets subject to a Management Agreement in which a Loan Party, directly or indirectly, earns Management Fees.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Fortress Fund” means any Fortress Fund in which the sum of the Management Fees and the Promote Fees payable to a Loan Party or one of its Subsidiaries (other than, with respect to Hedge Funds and Private Equity Funds, Promote Fees allocable to individuals), whether paid or accrued, during the most recently ended twelve month period, or reasonably expected to be payable during the next succeeding twelve month period, exceeds $25,000,000, in the aggregate; provided, however, that no Managed Account shall be considered a Material Fortress Fund.

“Material Subsidiary” means (a) any Subsidiary of a Fortress Entity that either directly or indirectly through another Subsidiary (i) generates any revenues or cash flow of $5,000,000 or more in any fiscal year or (ii) owns assets with an aggregate value greater than or equal to $15,000,000 (excluding the value of leasehold improvements) and (b) any other Subsidiary of a Fortress Entity designated by the Borrower from time to time such that the aggregate value of all assets owned by Subsidiaries of Fortress Entities that are not Material Subsidiaries under this definition does not exceed $100,000,000 (excluding the value of leasehold improvements).

“Maturity Date” means (a) the Revolving Maturity Date or (b) the Term Maturity Date, as applicable.

“Maximum Rate” has the meaning specified in Section 11.09.

“MFEA Hurdle” means (a) prior to the first anniversary of the Closing Date, $27 billion and (ii) from and after the first anniversary of the Closing Date to the second anniversary of the Closing Date, $26 billion; it being understood that Management Fee Earning Assets in Fortress Funds for which Management Fees have been uncollected in their entirety for a period of six months or more after the due date with respect thereto (or with respect to Fund IV, Fund IV Co-Invest and Florida Side Car, past due management fees are outstanding on or after September 30, 2011) shall not qualify as Management Fee Earning Assets for purposes of meeting the MFEA Hurdle.

“Monthly Financial Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b)(iii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by a Loan Party in respect of any Permitted Subordinated Indebtedness, Equity Issuance, Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof or in connection therewith and (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by a Loan Party in any Disposition or Involuntary Disposition.

“Net Funded Indebtedness” means, as of any date of determination, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, an amount equal to (a) Funded Indebtedness (other than Funded Indebtedness incurred pursuant to clause (i) of such definition) minus (b) unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries, in each case as determined by the most recent consolidated balance sheet of the Loan Parties and their Subsidiaries delivered pursuant to Section 7.01(a) or (b).

“Net Income” means, with respect to any Person (or any asset of any Person) for any period, the net income of such Person (or attributable to such asset) for that period, as determined in accordance with GAAP.

“Newcastle” means Newcastle Investment Corp., a Maryland corporation.

“Newcastle Options” means the options on Newcastle stock owned by the Loan Parties.

“New Fortress Funds” means Fortress Funds created after the Closing Date.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Financial Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b)(ii).

“Note” means a Revolving Note or a Term Loan Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Credit Facility Swap Contract that is permitted to be incurred pursuant to Section 8.02(d) and (b) all obligations under any Secured Treasury Management Agreement.

“Offer Price” has the meaning specified in Section 2.13(b)(i).

“Offshore Hedge Funds” means any Hedge Fund organized outside of the United States.

“Oldcastle” means Newcastle Investment Holdings LLC, a Delaware limited liability company.

“Onshore Hedge Funds” means any Hedge Fund organized in the United States.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Income Adjustment” means:

(a) (i) realized or unrealized losses (including impairments) from all Investments minus (ii) realized and unrealized gains with respect to all Investments minus (iii) equity method earnings (losses) recorded with respect to all Investments accounted for under the equity method in accordance with GAAP (including, as applicable, all equity method Investments in Private Equity Funds and Hedge Funds), minus

(b) unrealized gains (unrealized losses) on the Castle Options, plus

(c) (i) proceeds from the sale of shares received pursuant to the exercise of Castle Options, in excess of their strike price minus (ii) management fee income recorded in accordance with GAAP in connection with the receipt of such Castle Options.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, in each case, amounts imposed as a result of an assignment or other transfer (other than an assignment that occurs at the request of the Borrower).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(z) of ERISA (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV or ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Fund Termination” means the termination, dissolution, liquidation or wind up of a Fortress Fund either (a) after the last asset or Investment in such Fortress Fund is sold in the ordinary course of business or (b) after the term or the date of dissolution as stated in the applicable Fortress Fund agreement.

“Permitted Liens” means, at any time, Liens in respect of Property of a Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Management Function Transfer” means the transfer of the management functions of a Fortress Fund from a Loan Party to such Fortress Fund itself for consideration at least equal to the greater of (i) fair market value (whether in cash or equity), determined by the Borrower in a commercially reasonable manner, and (ii) the aggregate amount of net Management Fees and net Promote Fees expected to be earned over the period from the consummation of such transfer to the Term Maturity Date; provided that (a) no Event of Default exists or would be caused by such transfer, (b) after giving effect thereto, the Loan Parties shall be in compliance with the financial covenants in Section 8.09 (as of the last day of the most recently ended fiscal quarter for which the Reported Financial Information has been delivered) on a pro forma basis as if such transfer had occurred twelve months prior to the date of determination and (c) all assets received by such Loan Party in such transfer shall be pledged to the Lenders in a manner reasonably acceptable to the Administrative Agent.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Loan Parties that (i) is expressly subordinated to the prior payment in full in cash of the Obligations on terms consistent with customary high-yield offerings or otherwise reasonably acceptable to the Administrative Agent, (ii) does not mature, is not mandatorily redeemable and does not require any payment of principal prior to the date that is six (6) months after the Term Maturity Date, (iii) has market interest rate provisions, including the cash pay components thereof, for similar subordinated debt instruments (determined at the time of issuance), (iv) contains terms, including covenants and events of default, that are not more restrictive than those customary for high-yield debt offerings or that are otherwise reasonably acceptable to the Administrative Agent and (v) is not incurred while a Default exists and no Default shall result therefrom.

“Permitted Tax Distribution” means all Tax Distributions (as such term is defined, on the Closing Date, in a Top Tier Guarantor’s partnership agreement or with respect to Top Tier Guarantors created after the Closing Date, in a manner consistent with such existing Top Tier Guarantor’s partnership agreements).

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Loan Party and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of Property to a Loan Party or any Subsidiary; provided, that if the transferor of such Property is a Loan Party the transferee thereof must be a Loan Party; (d) Dispositions of Investments other than Investments in Material Subsidiaries; (e) Dispositions of accounts receivable in connection with the collection or compromise thereof; and (f) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of a Loan Party and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but not including a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Post-Closing Letter” means the letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Principals” means Wesley R. Edens, Peter L. Briger, Jr., Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz.

“Private Equity Fund” means all private equity funds and related managed accounts whether now existing or created or acquired after the Closing Date, in each case managed by a Loan Party or any one of its other Subsidiaries or Affiliates or any investment advisor of the foregoing.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.09, that any Disposition (other than Permitted Transfers) or Acquisition, shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Reported Financial Information has been delivered. In connection with the foregoing, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction.

“Promote Fees” means distributions paid as “incentive fees,” “incentive allocations” or “promote fees” pursuant to any Management Agreement or any Organization Document of a Fund.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Public FIG” means Fortress Investment Group LLC, a Delaware limited liability company, a public company listed on the New York Stock Exchange.

“Purchase Offer” has the meaning specified in Section 2.13(b)(i).

“Quarterly Financial Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b)(i).

“Refinanced Revolving Loans” has the meaning specified in Section 11.01.

“Refinanced Term Loans” has the meaning specified in Section 11.01.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” means an independent certified public accountant.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Revolving Loans” has the meaning specified in Section 11.01.

“Replacement Term Loans” has the meaning specified in Section 11.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Reported Financial Information” means the financial statements delivered pursuant to Section 7.01(a)(i) or (b) or, if earlier, the Quarterly Financial Compliance Certificate delivered pursuant to Section 7.02(b)(i).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate of (a) the sum of (i) the unfunded Commitments and (ii) all outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, all outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders holding in the aggregate more than 50% of the aggregate of (a) the sum of (i) the unfunded Revolving Commitments and (ii) all outstanding Revolving Loans, L/C Obligations and participations therein or (b) if the Revolving Commitments have been terminated, all outstanding Revolving Loans, L/C Obligations and participations therein. The unfunded Revolving Commitments of, and the outstanding Revolving Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president or chief financial officer or any vice president, secretary or assistant secretary of a Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or Property for any of the foregoing.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance of any Letter of Credit, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the L/C Issuer of any Letter of Credit denominated in Alternative Currency, (d) the last Business Day of each calendar month and (e) such additional dates as the Administrative Agent or the L/C Issuer shall require.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lender” means each Lender who has a Revolving Commitment greater than zero.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Maturity Date” means October 7, 2013, as it may be extended in accordance with the terms hereof.

“Revolving Note” has the meaning specified in Section 2.10(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to a Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby a Loan Party or such Subsidiary shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

“Sales Offer” has the meaning specified in Section 2.13(b)(ii).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party Designation Notice” means in connection with any Secured Treasury Management Agreement or any Credit Facility Swap Contract, a notice of secured party designation delivered by the Treasury Management Bank or Swap Contract Provider, as applicable, to the Administrative Agent substantially in the form of Exhibit 1.01.

“Secured Treasury Management Agreement” means any Treasury Management Agreement that is entered into by and between a Loan Party and any Treasury Management Bank.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security and Pledge Agreement” means that certain Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the Lenders, by each of the Loan Parties, as such agreement may be amended, modified, renewed, extended or replaced from time to time.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Alternative Currency.

“SPV” means any Person whose Equity Interests are owned, directly or indirectly, by a Loan Party that (a) is formed solely for the purpose of making an Investment in a Fortress Fund and (b) borrows the money to make such Investments from Persons other than the Loan Parties; provided, however, that the Indebtedness of such SPV shall not be recourse to the Loan Parties, any of their Subsidiaries or their assets.

“Stock Based Compensation” means “stock based compensation” (as defined in Financial Accounting Standards Board Accounting Standards Codification Topic 718: Compensation—Stock Compensation) consisting of Equity Interests in the Registrant and its consolidated Subsidiaries (including, without limitation, the Loan Parties).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party; provided that none of (a) the Borrower, (b) a Fortress Fund or any of its Subsidiaries, (c) any FIG Promote Entity, (d) any SPV or (e) Fortress VRF I LLC, shall be deemed to be a Subsidiary of a Loan Party.

“Swap Contract” means, to the extent entered into on a fair market value basis at the time of entry, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Provider” means any Person that, at the time it enters into a Swap Contract with a Loan Party, is a Lender or an Affiliate of a Lender (even if such Person thereafter ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and has delivered a Secured Party Designation Notice on or prior to the date on which such determination is being made.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” has the meaning specified in Section 2.01(b).

“Term Loan Lender” means each Lender with outstanding Term Loans.

“Term Loan Note” has the meaning specified in Section 2.10(a).

“Term Maturity Date” means October 7, 2015, as it may be extended in accordance with the terms hereof.

“Threshold Amount” means $25,000,000.

“Top Tier Guarantors” means, collectively, FOE I and Principal Holdings LP, together with any future Guarantor the Equity Interests of which are held, at least in part, by FIG Asset Co. LLC, FIG Corp. and/or a newly formed or acquired sister entity thereof and which are not held by a Loan Party or a Subsidiary.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Traditional Asset Business” means a business that generates annual Management Fees greater than or equal to 0.10% of total assets of such business subject to Management Agreements but less than or equal to 0.95% of total assets of such business subject to Management Agreements.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender (even if such Person thereafter ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and has delivered a Secured Party Designation Notice to the Administrative Agent on or before the date on which such determination is being made.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Bank” means Wells Fargo Bank, National Association and its successors.

“Wells Fargo Securities” means Wells Fargo Securities, LLC.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each Quarterly Financial Compliance Certificate delivered in accordance with Section 7.02(b)(i). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of, or compliance with, the financial covenants in Section 8.09 shall (i) be made on a Pro Forma Basis and (ii) be made using the Asset Value of Investments as of the most recent date that such Asset Value has been marked-to-market (it being understood that Asset Values must be marked-to-market at least once each fiscal quarter).

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer shall determine as of each Revaluation Date the Spot Rates to be used for calculating Dollar Equivalent amounts of Letters of Credit and Outstanding Amounts denominated in Alternative Currency. Such Spot Rates shall be effective as of each such Revaluation Date and shall be the Spot Rates employed in converting any amounts between Dollars and Alternative Currency until the next Revaluation Date to occur. Except as otherwise expressly provided herein, the applicable amount of Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with a rounding-up if there is no nearest number), as determined by the Administrative Agent or the L/C Issuer, as applicable.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans and Term Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. All Revolving Loans made on the Closing Date shall be Base Rate Loans. Thereafter, Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Loan Lender’s Applicable Percentage of the Aggregate Term Loan Amount (the “Term Loans”). Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. All Term Loans made on the Closing Date shall be Base Rate Loans. Thereafter, Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) whether such Loans are Revolving Loans or Term Loans and the principal amount of such Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all outstanding Loans.

2.03	Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or Alternative Currency for the account of the Loan Parties or any of their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Loan Parties or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of L/C Obligations denominated in Alternative Currency shall not exceed the Alternative Currency Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Existing Letters of Credit may not be renewed or extended upon the current expiry date thereof but may be replaced with new Letters of Credit pursuant to the terms of this Section 2.03.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless more than 50% of the Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000.

(D) such Letter of Credit is to be denominated in a currency other than Dollars or Alternative Currency; or

(E) any Revolving Lender is at that time a Defaulting Lender and the L/C Issuer has Fronting Exposure (after giving effect to Section 2.15(a)(iv)), unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may reasonably require.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto–Extension Letter of Credit

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion or such later date as the L/C Issuer may determine in its sole discretion with respect to any Letter of Credit denominated in Alternative Currency) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party,

at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Loan Party or Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars or at the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the L/C Issuer in Dollars. In the case of a Letter of Credit denominated in Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars unless the L/C Issuer (at its option) shall specify in such notice that it will require payment in Alternative Currency. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such immediate written confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice of an Unreimbursed Amount pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer pursuant to the provisions of Section 2.03(c)(i), the equivalent amount thereof in Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of Alternative Currency with Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section

2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of Alternative Currency to the Borrower, any Loan Party or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default under Section 9.01(a) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit, at the rate per annum specified in the Fee Letters (or such other amount as agreed to between the Borrower and each L/C Issuer), computed on the Dollar Equivalent actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit (or with respect to Existing Letters of Credit, the Closing Date), on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for other Loan Parties or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Loan Party or a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of other Loan Parties or Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such other Loan Parties or Subsidiaries.

2.04	Prepayments.

(a) Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, (i) at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty and (ii) at any time or from time to time voluntarily prepay Term Loans in whole or in part (without premium or penalty after the fourth anniversary of the Closing Date); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding), (D) any voluntary prepayment of Term Loans prior to the second anniversary of the Closing Date shall be accompanied by the Make Whole Payment and (E) any voluntary prepayment of Term Loans subsequent to the second anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date shall be accompanied by an amount equal to 1% of the Outstanding Amount of the Term Loans prepaid. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this clause (a) shall be applied as set forth in clause (c) below.

(b) Mandatory Prepayments of Loans.

(i) Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (c) below.

(ii) Free Cash Flow. On April 15 of each year (beginning with April 15, 2012), the Borrower shall prepay Term Loans in an amount equal to 50% of Free Cash Flow from the prior calendar year; provided, however, that the payment required hereunder shall not be in excess of the amount necessary for (A) the Outstanding Amount of Term Loans on such April 15 to be less than or equal to $150,000,000 and (B) the Consolidated Leverage Ratio, as calculated as of December 31 of the prior calendar year, after giving pro forma effect to the prepayment being made under this Section 2.04(b)(ii), to be less than or equal to 0.50 to 1.0. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (c) below.

(iii) Permitted Subordinated Indebtedness. Within three Business days after the issuance of any Permitted Subordinated Indebtedness by a Loan Party, the Borrower shall prepay Term Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Permitted Subordinated Indebtedness. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (c) below.

(iv) Dispositions and Involuntary Dispositions. Within three Business Days of receipt, the Borrower shall prepay Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions (other than Permitted Transfers); provided that with respect to Involuntary Dispositions and Dispositions permitted by Section 8.04(b), the Borrower shall only be required to prepay Term Loans with such Net Cash Proceeds to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 365 days of the date of such Disposition or Involuntary Disposition (or if such Net Cash Proceeds have been committed in writing to be reinvested then up to 455 days of the date of such Disposition or Involuntary Disposition). Any prepayment pursuant to this clause (iv) shall be applied as set forth in clause (c) below.

(c) Application of Voluntary and Mandatory Prepayments. All amounts repaid pursuant to this Section 2.04 shall be applied as follows:

(i) with respect to all amounts of Revolving Loans prepaid pursuant to Section 2.04(a) and 2.04(b)(i), first, ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, to the extent the Outstanding Amount of Letters of Credit exceeds the Letter of Credit Sublimit, to Cash Collateralize the remaining L/C Obligations to such extent;

(ii) with respect to all amounts prepaid pursuant to Section 2.04(b)(ii), prepayments shall be applied to the scheduled amortization due on the Term Maturity Date, as set forth in Section 2.06(b), and shall not be applied to any scheduled amortization payments set forth in Section 2.06(b) that are required to be made prior to the Term Maturity Date unless the Term Loans have been prepaid in such a manner that no principal amount of Term Loans remains outstanding other than per such scheduled payments and then such application shall be to such scheduled payments in inverse order of when due.

(iii) with respect to all amounts prepaid pursuant to Section 2.04(b)(iii) and (iv) and all amounts of Term Loans prepaid pursuant to Section 2.04(a), prepayments shall be applied to pro rata among all scheduled amortization payments set forth in Section 2.06(b), including such payments due on the Term Maturity Date.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.05	Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans and L/C Obligations; provided that (a) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (c) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Alternative Currency Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b) The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to such Defaulting Lender and the Administrative Agent (which will promptly notify the other Lenders thereof) and the Aggregate Revolving Commitments shall be reduced by such amount; provided that such termination will not be deemed to be a waiver or release of any claim the Loan Parties, the Administrative Agent, the L/C Issuer or any Lender may have against such Defaulting Lender.

2.06	Repayment of Loans.

(a) Maturity. The Borrower shall repay to the Lenders (i) on the Revolving Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date and (ii) on the Term Maturity Date the aggregate principal amount of all Term Loans outstanding on such date, in each case, together with all accrued but unpaid interest and all other amounts owing with respect thereto.

(b) Amortization of Term Loans. The Borrower shall repay the outstanding principal amount of the Term Loans in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.04), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$8,750,000
March 31, 2012	$8,750,000
June 30, 2012	$8,750,000
September 30, 2012	$8,750,000
December 31, 2012	$8,750,000
March 31, 2013	$8,750,000
June 30, 2013	$8,750,000
September 30, 2013	$8,750,000

Payment Dates	Principal Amortization Payment
December 31, 2013	$8,750,000
March 31, 2014	$8,750,000
June 30, 2014	$8,750,000
September 30, 2014	$8,750,000
December 31, 2014	$8,750,000
March 31, 2015	$8,750,000
June 30, 2015	$8,750,000
September 30, 2015	$8,750,000
Term Maturity Date	Remaining Outstanding Balance of Term Loans

2.07	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) While any Event of Default under Section 9.01(a) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08	Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans plus (B) the Outstanding Amount of L/C Obligations. The Commitment Fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Maturity Date. The Commitment Fees shall be calculated quarterly in arrears.

(b) Fee Letters. The Borrower shall pay (i) to the Arrangers for their own respective accounts fees in the amounts and at the times specified in the Arranger Fee Letter, (ii) to Wells Fargo Bank in the amounts and at the times specified in the Administrative Agent Fee Letter and

(iii) to Bank of America in the amounts and at the times specified in the Existing L/C Issuer Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.09	Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10	Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. At the request of a Lender, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) (i) a promissory note, which shall evidence a Revolving Lender’s Revolving Loans, in the form of Exhibit 2.10(a)(i) (each a “Revolving Note”) and (ii) a promissory note which shall evidence a Term Loan Lender’s Term Loans, in the form of Exhibit 2.10(a)(ii) (each a “Term Loan Note”), in each case, in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payment in

Dollars or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Alternative Currency shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate (i) any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner or (ii) any Lender (other than the L/C Issuer with respect to Letters of Credit denominated in Alternative Currency) to make any payments or Loans in any currency other than Dollars.

2.12	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it (excluding any amounts received by the L/C Issuer to secure the obligations of a Defaulting Lender to fund risk participations hereunder) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower, any other Loan Party or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Notwithstanding anything in this Section 2.12 to the contrary (including under clause (ii) above), this Section 2.12 shall not be construed to apply to any purchase, retirement or cancellation of Term Loans in accordance with Section 2.13.

2.13	Borrower Purchase of Term Loans.

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, a Borrower Assignee shall have the right to voluntarily purchase Term Loans from one or more Lenders and simultaneously cancel or retire such Term Loans and Lenders shall be permitted to sell or assign such Term Loans to such Borrower Assignee (in each case, a “Borrower Loan Purchase”) subject to satisfaction of the following conditions and all the other requirements of this Section 2.13:

(i) each such purchase and assignment, must occur during an applicable Buyback Period and the amount used to consummate such purchase and assignment must not be in excess of the Equity Issuance Surplus; and

(ii) no Default or Event of Default shall exist at the time of such purchase and assignment or would result from such purchase and assignment.

(b) Any offer to make a Borrower Loan Purchase by a Borrower Assignee and any sale of Term Loans to a Borrower Assignee by a Lender shall be in accordance with the following:

(i) by no later than 11:00 am at least four (4) Business Days prior to any Borrower Loan Purchase, such Borrower Assignee shall notify the Administrative Agent (and the Administrative Agent shall provide such information to the Lenders), in writing, of its desire to purchase Term Loans from the Lenders (the “Purchase Offer”) which Purchase Offer shall be made to all Term Loan Lenders on a pro rata basis and shall contain (A) the date of the proposed purchase (which shall be no later than five (5) Business Days from the date of the Purchase Offer), (B) the price of the proposed purchase (the “Offer Price”), (C) the amount of Term Loans such Borrower Assignee is proposing to purchase and (D) the type of Term Loans, if applicable;

(ii) no later than 5:00 pm two (2) Business Days after receipt of the Purchase Offer, each Lender shall, in its sole discretion, notify the Administrative Agent and such Borrower Assignee, in writing, as to the amount of Term Loans it wishes to sell to such Borrower Assignee (which shall not be less than $1 million) at the Offer Price (any such notification by a Lender shall be irrevocable and shall referred to herein as a “Sales Offer” and any failure to timely provide such notice shall be deemed a decline of the Purchase Offer); and

(iii) if it receives any Sales Offers, such Borrower Assignee shall, no later than 5:00 pm on the third Business Day after the Purchase Offer, notify the Administrative Agent and each Lender making a Sales Offer of its intent to (A) purchase all of the amount of Term Loans offered pursuant to the Sales Offers, (B) purchase less than all of the amounts offered pursuant to the Sales Offers in which case such Borrower Assignee shall purchase Term Loans from the Lenders pro rata based on the amount each Lender offered pursuant to its Sales Offer to the total amount offered pursuant to all Sales Offers or (C) purchase none of the Term Loans. For the avoidance of doubt, such Borrower Assignee may purchase more or less than the amount of Term Loans set forth in the Purchase Offer subject to the other requirements of this Section 2.13.

(c) In order to consummate a Borrower Loan Purchase:

(i) each of the assigning Lender and a Borrower Assignee (in its capacity as purchaser of the applicable Term Loan) shall enter into a Borrower Assignment Agreement as of the date set forth in the Purchase Offer; and

(ii) the Administrative Agent shall receive the recordation and processing fee in connection with such assignment as set forth in Section 11.06(b)(iv);

(d) A Borrower Loan Purchase shall be effective upon satisfaction of the conditions set forth in clauses (a), (b) and (c) above and such date shall be referred to herein as a “Borrower Assignment Effective Date.”

(e) On and after a Borrower Assignment Effective Date, (i) the Term Loans purchased by a Borrower Assignee shall be deemed cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by such Borrower Assignee), for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to such Borrower Assignee as a Lender under this Agreement or any other Loan Document, (D) the determination of Required Lenders and (E) the calculation of the amount of Indebtedness hereunder and (ii) no interest or fees of any type shall accrue from and after a Borrower Assignment Effective Date on any Term Loans purchased by such Borrower Assignee on such Borrower Assignment Effective Date. For clarification purposes, a Borrower Assignee shall never be deemed to be a Lender hereunder.

(f) The Lenders hereby consent to the transactions described in this Section 2.13 and waive the requirements of any provision of this Agreement (including, without limitation, Section 2.12 and 11.06) and any other Loan Document that might otherwise result in a breach of this Agreement or create a Default or an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase. The Lenders acknowledge that purchases made by a Borrower Assignee pursuant to this Section 2.13 will result in the retirement of Term Loans on a non-pro rata basis among the Lenders. The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.

(g) All Borrower Loan Purchases and subsequent cancellation or retirement of such Term Loans by a Borrower Assignee pursuant to this Section 2.13 shall reduce pro rata the scheduled payments due pursuant to Section 2.06(b), including those amounts due on the Term Maturity Date.

2.14	Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately repay the L/C Borrowing or Cash Collateralize the then Outstanding Amount of all L/C Obligations. If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations in Alternative Currency at such time exceeds the Alternative Currency Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations in Alternative Currency exceeds the Alternative Currency Letter of Credit Sublimit. At any time that there shall exist a Defaulting Lender, immediately upon the request of the

Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo Bank. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative

Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if requested by a L/C Issuer, to be held as Cash Collateral for Fronting Exposure; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or a L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or a L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender no longer falls under the definition of “Defaulting Lender”, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of

Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, setting forth in reasonable detail the basis of such amounts, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the L/C Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent and upon the expiration of a previously delivered form, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or the L/C Issuer);

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or

(d) any failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in Dollars or in Alternative Currency, as requested by the L/C Issuer, pursuant to the terms hereof;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained and from any foreign currency exchange losses. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, Swap Contract Provider or Treasury Management Bank, the L/C Issuer, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Credit Facility Swap Contracts or Secured Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity or enforceability of any of the Loan Documents, Credit Facility Swap Contracts or Secured Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Credit Facility Swap Contract or Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Secured Treasury Management Agreements shall be taken or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Credit Facility Swap Contract or Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Credit Facility Swap Contract or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04	Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06	Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT

5.01	Conditions of Closing.

The obligation of the Administrative Agent, the L/C Issuer and each Lender to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Notes, the Security and Pledge Agreement, the Collateral Account Agreements, the Fee Letters, the Ineligible Assignee Letter Agreement, and the Post-Closing Letter, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of reasonably satisfactory opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party, and each other jurisdiction where a filing would need to be made in order to perfect a security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and Liens that are being terminated on the Closing Date.

(ii) UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral, to the extent such security interest may be perfected by the filing thereof.

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security and Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto.

(iv) if requested, a FR Form U-1 from each applicable Loan Party and such other documentation or certificates as are necessary to comply with Regulation U of the FRB.

(e) Financial Information. Receipt by the Administrative Agent of the financial statements required to be delivered pursuant to the Existing Credit Agreement for the fiscal quarter ended June 30, 2010.

(f) Insurance. The Administrative Agent shall be satisfied that the Loan Parties maintain insurance consistent with the requirements of this Agreement and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Loan Parties and their Subsidiaries.

(g) Consents. Receipt by the Administrative Agent of any consents reasonably required to be obtained in connection with the execution, delivery and performance of the obligations of the Loan Parties under the Loan Documents, if any, including any consents necessary to grant a security interest in the Collateral.

(h) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by the chief financial officer of the Borrower (i) certifying that the conditions specified in Sections 5.01(i) and (j) and Sections 5.02(a) and (b) have been satisfied, (ii) providing a calculation of the financial covenants set forth in Section 8.09 (other than Section 8.09(a)) as of June 30, 2010 and, with respect to the financial covenant in Section 8.09(a), the most recently ended month at least 30 days prior to the Closing Date and (iii) certifying as to the solvency of the Borrower and of the Loan Parties and their Subsidiaries on a consolidated basis (after giving effect to the incurrence of indebtedness under this Agreement on the Closing Date), in form and substance reasonably satisfactory to the Administrative Agent, together with reasonably appropriate supporting financial statements and calculations.

(i) No Material Adverse Effect. There shall not have occurred since December 31, 2009 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(j) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(k) Existing Credit Agreement. Receipt by the Administrative Agent of evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all amounts owing thereunder have been paid in full and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

(l) Ratings. Receipt by the Administrative Agent of evidence (i) of the Borrower’s corporate ratings with (A) S&P which rating shall be no lower than BBB- (stable outlook) and (B) Fitch which shall be no lower than BBB (stable outlook) and (ii) that S&P and Fitch have rated the debt obligations under this Agreement.

(m) Fees. The Borrower shall have paid all fees under the Fee Letters required to be paid on or before the Closing Date.

(n) Attorney Costs and Other Expenses. The Borrower shall have paid (i) all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (ii) all reasonable and documented out-of-pocket fees and expenses of the Arrangers and the Administrative Agent required to be paid on or before the Closing Date, in each case to the extent invoiced at least one Business Day prior to the Closing Date.

5.02	Conditions to all Credit Extensions.

The obligation of each Lender to honor any request for a Borrowing or for an L/C Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing or L/C Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(d) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Borrowing or L/C Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each request for a Borrowing or an L/C Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), and (b) have been satisfied on and as of the date of the applicable Borrowing or L/C Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01	Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, license or good standing; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party and any other document or certificate delivered hereunder or with respect thereto has been duly authorized by all necessary corporate or other organizational action, and does not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Management Agreement, (ii) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (iii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party is in compliance with (x) all of its Organization Documents and (y) all of its Contractual Obligations, except to the extent such non-compliance with its Contractual Obligations could not be reasonably expected to have a Material Adverse Effect. Any Responsible Officer executing a document delivered hereunder shall be conclusively presumed to have acted on behalf of the applicable Loan Party.

6.03	Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) such approvals, consents, exemptions, authorizations or filings described in the Post-Closing Letter.

6.04	Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms subject to and as limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and by equitable principals relating to enforcement to the extent applicable.

6.05	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Fortress Entities and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Fortress Entities and their respective Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b) From the date of the Audited Financial Statements to and including the Closing Date, there has been no incurrence of liabilities (contingent or otherwise) or reductions in the assets of the Loan Parties and their Subsidiaries that, in each case, is material in relation to the combined financial condition of the Fortress Entities and their respective Subsidiaries, taken as a whole and which is not either reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except, in each case, as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the combined financial condition, results of operations and cash flows of the Fortress Entities and their respective Subsidiaries or the Public FIG and its Subsidiaries, as applicable, as of the dates thereof and for the periods covered thereby.

6.06	Litigation.

There is no action, suit, proceeding, claim or dispute pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any of its Subsidiaries or Affiliates or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document or (b) which has a reasonable possibility of being adversely determined and, if adversely determined, could, either individually or together with other such actions, suits, claims or disputes, reasonably be expected to have a Material Adverse Effect.

6.07	No Default.

(a) No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08	Ownership of Property; Liens.

Each of the Loan Parties and their Subsidiaries has good title to, or valid leasehold interests in, all Property necessary in the conduct of its business as currently conducted. The Property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09	Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

6.10	Insurance.

The properties of the Loan Parties and their Subsidiaries are adequately insured with insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as the Loan Parties believe are adequate.

6.11	Taxes.

The Loan Parties and their Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against a Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12	ERISA Compliance.

(a) Except for non-compliance which could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except, in each case, as could not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13	Subsidiaries/Equity Interests/Collateral Accounts.

(a) As of the Closing Date and, thereafter, as of the last fiscal quarter for which schedules are required to be updated pursuant to Section 7.02(b), set forth on Schedule 6.13(a)(i) is a complete and accurate list of the Fortress Entities, their respective Subsidiaries and the relationship of each to the Fortress Funds (including, without limitation, all Material Fortress Funds), together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) percentage of outstanding shares or interests of each class owned (directly or indirectly) by a Fortress Entity or any Subsidiary, (iv) which Subsidiaries constitute Material Subsidiaries and whether the Equity Interests of each such Material Subsidiary have been pledged as Collateral and, to the extent any such Equity Interests have not been pledged as Collateral, a notation as to why and (v) which Fortress Entities and Subsidiaries are Guarantors and, to the extent any Fortress Entity or Subsidiary is not a Guarantor, a notation as to why, as such Schedule 6.13(a)(i) may be updated from time to time in accordance with Section 7.02(b). Set forth on Schedule 6.13(a)(ii) is a complete and accurate list of all Fortress Funds, including an identification as to which Fortress Funds are Material Fortress Funds and/or Identified Material Fortress Funds, as such Schedule 6.13(a)(ii) may be updated from time to time in accordance with Section 7.02(b). Set forth on Schedule 6.13(a)(iii) is a complete and accurate list of all SPVs, as such Schedule 6.13(a)(iii) may be updated from time to time in accordance with Section 7.02(b).

(b) All Equity Interests of Newcastle, Eurocastle and Oldcastle owned by the Loan Parties (other than Newcastle Options and Eurocastle Options) and all other Equity Interests in a public entity owned by the Loan Parties have been pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security and Pledge Agreement. All Equity Interests owned by a Loan Party in Material Subsidiaries have been pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security and Pledge Agreement unless such Loan Party is contractually prevented from doing so or such pledge would require the consent of a third party.

(c) The outstanding Equity Interests being pledged pursuant to the Collateral Documents are validly issued and non-assessable.

(d) As of the Closing Date, set forth on Schedule 6.13(d) is a list of all Collateral Accounts, as such schedule may be updated from time to time pursuant to the Security and Pledge Agreement.

6.14	Use of Proceeds; Margin Regulations; Investment Company Act.

(a) The Revolving Loans shall be used in accordance with Section 7.11. No portion of any Loan or Letter of Credit has been or will be used for the purpose of purchasing or carrying any Margin Stock. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

(b) None of the Loan Parties, any Person Controlling a Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15	Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that actual results may differ materially from such projected financial information

6.16	Compliance with Laws.

Each of the Loan Parties and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17	Intellectual Property; Licenses, Etc.

Except for such failure to own or possess the legal right to use that could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by a Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from a Loan Party or any Subsidiary does not infringe on the rights of any Person.

6.18	Solvency.

The Borrower is Solvent and the Loan Parties and their Subsidiaries are Solvent on a consolidated basis.

6.19	Property Information/ Legal Identification.

As of the Closing Date and, thereafter, as of the last day of the most recent fiscal quarter for which schedules have been updated pursuant to Section 7.02(b), set forth on Schedule 6.19 is a list of (a) all real property located in the United States that is owned or leased by the Loan Parties, (b) the chief executive office, tax payer identification number and organizational identification number of each Loan Party and (c) the exact legal name and state of organization of each Loan Party, as such Schedule 6.19 may be updated from time to time pursuant to Section 7.02(b). Except as set forth on Schedule 6.19, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.20	Management Agreements/Other Agreements/Intercompany Debt.

(a) As of the Closing Date and, thereafter, as of the last day of the most recent fiscal quarter for which schedules have been updated pursuant to Section 7.02(b), set forth on Schedule 6.20 is a list of all of the Management Agreements, as such Schedule 6.20 may be updated from time to time pursuant to Section 7.02(b). The Management Agreements have been duly authorized, executed and delivered by the parties thereto and are in full force and effect. Except as set forth on Schedule 6.20, the Borrower is a party to or the sole managing member of each manager entity that is a party to the Management Agreements.

(b) The Loan Parties are not a party to any contracts for the payment of Management Fees other than the Management Agreements.

(c) No intercompany debt between a Loan Party, any Subsidiary or any of their Affiliates is evidenced by a note or any chattel paper unless such note or chattel paper has been delivered to the Administrative Agent, together with such other documentation as the Administrative Agent may request with respect thereto.

6.21	Fortress VRF I LLC.

Fortress VRF I LLC’s sole purpose is to act as managing member of certain funds managed by D.B. Zwirn & Co. L.P. and it receives no fees or other compensation in connection with its duties.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall and shall cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Annual Financial Statements.

(i) Public FIG. As soon as available, but in any event within 120 days after the end of each fiscal year of Public FIG (or on the date delivered to the SEC if earlier), a consolidated balance sheet of Public FIG and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a qualification related to the Revolving Maturity Date or the Term Loan Maturity Date).

(ii) Material Fortress Funds. As soon as available, but in any event within 150 days after the end of each fiscal year of the Borrower (or within 160 days after the end of each fiscal year of the Borrower if agreed to by the Administrative Agent in its sole discretion), the balance sheet of the Material Fortress Funds (other than (A) Newcastle, Eurocastle and any other public investment fund, in each case, to the extent such balance sheets are otherwise publicly available to the Lenders and (B) Fortress Partners Fund LP and Fortress Partners Offshore Fund LP, for which such information shall be delivered by July 31 of each year) as of the end of such fiscal year and the related statements of income, changes in shareholder’s equity and cash flows for such year, all in reasonable detail, prepared in accordance with GAAP, audited and accompanied by an opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not, with respect to Identified Material Fortress Funds, be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Public FIG (or on the date delivered to SEC if earlier), (i) a consolidated balance sheet of Public FIG and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Public FIG’s fiscal year then ended, setting forth as required by SEC regulations the figures for the relevant portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Public FIG and its Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) a report setting forth the net asset value of the Hedge Funds certified by a Responsible Officer of the Borrower to fairly represent the net asset value of the Hedge Funds.

7.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Concurrently with the delivery of the financial statements referred to in Section 7.01(a)(i), a certificate of its independent certified public accountants certifying such financial statements, stating that in making the examination necessary therefor no knowledge was obtained of any non-compliance with Section 8.09.

(b)(i) Either prior to or concurrently with the delivery of the financial statements referred to in Sections 7.01(a)(i) and (b), a duly completed Quarterly Financial Compliance Certificate signed by a Responsible Officer of the Borrower setting forth calculations of the financial covenants set forth in Section 8.09 as of the end of the end of the applicable quarter;

(ii) Within 10 days subsequent to the delivery of the financial statements referred to in Section 7.01(a)(i) and (b) a duly completed Non-Financial Compliance Certificate signed by a Responsible Officer of the Borrower which shall include (A) information regarding the amount of all Dispositions, Involuntary Dispositions and Capital Expenditures that occurred during the period covered by such financial statements, (B) a revised Schedule 6.13(a)(i), Schedule 6.13(a)(ii), Schedule 6.13(a)(iii), Schedule 6.19 and/or Schedule 6.20, if applicable, (C) a reconciliation report showing fees, expenses and other amounts received or deferred under each Management Agreement, (D) a detailed report listing Management Fee Earning Assets for each Traditional Asset Business and each Alternative Asset Business, (E) a statement of the amount of capital commitment and the unpaid capital obligations of each Loan Party and (F) copies of any amendments, modifications or changes to the Organization Documents of a Loan Party or any Subsidiary thereof not previously disclosed in writing to the Administrative Agent; and

(iii) Within 35 days after the end of each month (other than March, June, September and December), a duly completed Monthly Financial Compliance Certificate signed by a Responsible Officer of the Borrower setting forth calculations of the financial covenant set forth in Section 8.09(a) as of the end of the applicable month.

(c) Prior to the end of each fiscal year of the Borrower, an annual business plan and budget of the Loan Parties and their Subsidiaries.

(d) Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof other than customary audits of registered investment advisors (under the Investment Advisors Act of 1940) and registered investment companies (under the Investment Company Act of 1940).

(e) Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(f) On or before March 31, 2012 and each March 31 thereafter, a certificate, in form and substance reasonably acceptable to the Administrative Agent, calculating Free Cash Flow for the prior calendar year and certifying the amount owed, if any, pursuant to Section 2.04(b)(ii).

Except for Compliance Certificates, as set forth in Section 7.02(b), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03	Notices.

(a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c) Promptly notify the Administrative Agent of the occurrence of any ERISA Event.

(d) Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by a Loan Party or any Subsidiary.

(e) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of Public FIG, and copies of all annual, regular, periodic and special reports and registration statements which Public FIG may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) Promptly notify the Administrative Agent of any announcement by S&P, Moody’s or Fitch of any establishment of, or change or possible change in, a Debt Rating.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04	Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a material Lien upon its property.

7.05	Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03 or 8.04.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06	Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07	Maintenance of Insurance.

Maintain in full force and effect adequate insurance (including worker’s compensation insurance, liability insurance and casualty insurance) with insurance companies not Affiliates of the Loan Parties in such amounts, with such deductibles and covering such risks as the Loan Parties believe are adequate. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance and the Loan Parties shall use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent 30 days prior written notice before any such policy or policies shall be altered or canceled.

7.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of a Loan Party or a Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Loan Party or a Subsidiary, as the case may be.

7.10	Inspection Rights.

(a) Subject to Section 11.07, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to audit the Collateral, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Loan Parties shall be afforded the opportunity to participate in any discussions with such directors, officers, and independent public accountants), at such reasonable times during normal business hours but not more frequently than twice each fiscal year, upon reasonable advance notice to the Borrower; provided that absent an Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each fiscal year; and provided further that during the existence of an Event of Default the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours, without advance notice and as often as may be reasonably desired.

(b) If requested by the Administrative Agent in its sole discretion, promptly deliver to the Administrative Agent such information regarding the Collateral as reasonably requested.

7.11	Use of Proceeds.

The Loans shall be used (i) repay the Indebtedness under the Existing Credit Agreement and (ii) for other lawful general corporate purposes. Notwithstanding anything in this Section 7.11 above, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law, including Regulation U issued by the FRB, or of any Loan Document.

7.12	Existing and Additional Fortress Entities or Subsidiaries.

Concurrently with the delivery of the Non-Financial Compliance Certificate pursuant to Section 7.02(b)(ii), (a) with respect to the acquisition or formation of any Fortress Entity or Subsidiary after the Closing Date or (b) with respect to any existing Fortress Entity or Subsidiary thereof existing on the Closing Date that was not required to be a Guarantor on the Closing Date but now is required to become a Guarantor because it is not longer exempted in accordance with the proviso in clause (ii) below):

(i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of formation, (B) number of shares of each class of Equity Interests outstanding, and (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by a Loan Party or any Subsidiary; and

(ii) subject to the proviso below, cause such Person to (A) become a Guarantor and pledge its assets (pursuant to the terms of the Collateral Documents) by executing and delivering to the Administrative Agent, this Agreement, a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents consistent with those delivered pursuant to Sections 5.01(c) and (d) and, upon the request of the Administrative Agent, opinions of counsel to such Person substantially consistent with those delivered pursuant to Section 5.01(b), all in form reasonably satisfactory to the Administrative Agent; provided that such Person shall not be required to become a Guarantor if the Borrower provides written confirmation to the Administrative Agent that (w) such action would require the consent of a third party or is otherwise contractually prohibited, (x) such Person (I) is an investment advisory affiliate formed to act as a general partner or investment manager to a Fortress Fund and (II) is not wholly-owned by a Loan Party or Subsidiary (or will not be wholly-owned within the next twelve months of the formation of such Person), (y) such Person is not a Material Subsidiary or (z) such Person is a Foreign Subsidiary.

7.13	ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.14	Pledged Assets.

(a) Equity Interests. Subject to the terms of the Post-Closing Letter, the Loan Parties will cause the following Equity Interests to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents: 100% of the issued and outstanding Equity Interests owned by the Loan Parties in (i) Newcastle, Eurocastle and Oldcastle (other than the Newcastle Options and the Eurocastle Options) and all Equity Interests in any other publicly traded entity, (ii) another Loan Party, (iii) Fortress Funds, (iv) SPVs and (v) Material Subsidiaries of any Loan Party, including all such Equity Interests acquired after the Closing Date, provided, however, that the Loan Parties will not be required to pledge (A) with respect to clauses (ii), (iii), (iv) and (v) above, such Equity Interests if the existence of such Lien would require the consent of a third party or is otherwise contractually prohibited or (B) with respect to such Equity Interests in Foreign Subsidiaries, more that 65% of the total voting stock of any Foreign Subsidiary if such pledge would result in an adverse tax consequence. In connection with the foregoing, the Loan Parties shall, upon request of the Administrative Agent, provide such opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent

(b) Other Property. Subject to the terms of the Post-Closing Letter, each Loan Party will (i) cause all of its Property (to the extent contemplated by the Collateral Documents, including, but not limited to, its rights to fees under any Management Agreement and its rights in any aircraft (or interest therein) purchased as a permitted Capital Expenditure pursuant to Section 8.12) to be subject at all times to a perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, opinions of counsel to such Person substantially consistent with the opinions delivered pursuant to Section 5.01(b) and other items of the types required to be delivered pursuant to Section 5.01(d), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15	Management Fees.

The Loan Parties will cause 100% of all Management Fees, net of expenses and tax payments paid to an investor advisory affiliate (other than the portion of the Management Fees to which any employee of the Borrower or any of its Affiliates serving as a manager of a Fortress Fund is entitled pursuant to the terms of such individual’s agreement(s) with the Borrower or its Affiliates in respect of any Fortress Fund) to be promptly distributed (in cash) to a Loan Party (to the extent such fees are not paid by a Fortress Fund directly to a Loan Party) when received by the Person to which such fees are paid. Such distribution shall be made to a Collateral Account or otherwise in accordance with the payment instructions set forth in the Collateral Documents or notices delivered pursuant thereto; provided, however, that this Section 7.15 shall not apply to any Deferred Management and Incentive Fees. The Loan Parties shall cause Subsidiaries that are entitled to receive any such fees from a Fortress Fund to enforce their respective rights at law and in equity to receive such fees from such Fortress Fund. Nothing herein shall limit the right of the Loan Parties or their Subsidiaries to reinvest or defer receipt of Management Fees earned or received from the Offshore Hedge Funds.

7.16	Distributions of Income to the Loan Parties.

In addition to the requirements set forth in Section 7.15, the Loan Parties shall cause all of their respective Subsidiaries and, to the extent possible, the Private Equity Funds to promptly distribute to the Loan Parties (but not less frequently than once each fiscal quarter), whether in the form of dividends, distributions or otherwise, their applicable share of any profits, proceeds or other income relating to or arising from such Person’s use, operation, financing, refinancing, sale or other disposition of its assets and properties after (a) the payment by such Person of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis (including, but not limited to, employee compensation) and capital improvements to be made to such Person’s assets and properties approved by such Person in the ordinary course of business consistent with its past practices. The Loan Parties shall enforce their respective rights at law and in equity to receive distributions from their Affiliates and from Newcastle, Eurocastle and Oldcastle.

7.17	Debt Ratings.

The Borrower shall use commercially reasonable efforts to maintain Debt Ratings from both S&P and Fitch.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals, replacements or extensions thereof, provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.02(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) leases or subleases granted to others not interfering in any material respect with the business of a Loan Party or any of their Subsidiaries;

(j) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k) Liens deemed to exist in connection with Investments in permitted repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to trading accounts and other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to a Loan Party and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) Liens in connection with Indebtedness permitted by Section 8.02(j);

(p) Liens, if any, in favor of the L/C Issuer to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder; and

(q) Liens not otherwise permitted by this Section 8.01 securing Indebtedness or other obligations permitted to be incurred hereunder not to exceed an aggregate amount of $5,000,000 at any one time.

8.02	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries set forth in Schedule 8.02 (and renewals, refundings, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate);

(c) Indebtedness of a Loan Party or a Subsidiary to another Loan Party or Subsidiary;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under (i) any Credit Facility Swap Contract or (ii) any other Swap Contract, provided that with respect to clause (ii) (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) current liabilities of the Loan Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.04;

(g) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i) Indebtedness in the form of either a direct obligation of a Loan Party or in the form of a guaranty by a Loan Party, in each case, with respect to the obligation to refund or repay Promote Fees previously received from a Fortress Fund;

(j)(i) Indebtedness for Capital Leases and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $40,000,000 at any one time outstanding and (ii) other Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(k) Permitted Subordinated Indebtedness; and

(l) Guarantees with respect to Indebtedness permitted under clauses (a) through (k) of this Section 8.02; provided that, with respect to any Guarantees of the Permitted Subordinated Indebtedness, such Guarantees shall be subordinated to the Guaranty hereunder to the same extent as the Permitted Subordinated Indebtedness is subordinated to the Obligations.

8.03	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person); provided that, notwithstanding the foregoing provisions of this Section 8.03 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with or into any of its Subsidiaries, with or into a Top Tier Guarantor or any Subsidiary of a Top Tier Guarantor; provided that the Borrower shall be the continuing or surviving Person, (b) any Loan Party other than the Borrower may merge or consolidate with or into any other Loan Party that is not the Borrower, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party other than the Borrower; provided that such surviving Person is a Loan Party or shall promptly become a Loan Party, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party and (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect. It is understood and agreed that this Section 8.03 shall not prohibit any change in ownership of a Loan Party or a Subsidiary that is not a Loan Party that does not cause a Change of Control as long as such Person remains a Loan Party, if it was a Loan Party, and all Liens on the assets of such Person, if any, remain in full force and effect.

8.04	Dispositions.

Make any Disposition except:

(a) Permitted Transfers; and

(b) Subject to Section 2.04(b)(iv), other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction is not a Sale and Leaseback Transaction, (iii) such transaction does not involve the sale or other disposition of an Equity Interest in any Subsidiary other than transfers relating to Promote Fees, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction and (v) no Default exists or would be caused by such Disposition.

8.05	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to a Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party and each Subsidiary may (i) declare and make dividend payments or other distributions and (ii) exchange or repurchase its Equity Interests; provided that all such dividend payments and other distributions, exchanges and repurchases shall be payable solely in the Equity Interests of such Person;

(c) the Top Tier Guarantors may make Permitted Tax Distributions;

(d) a Loan Party or a Subsidiary may make any Distribution to the extent it would be permitted as a Disposition under Section 8.04;

(e) so long as (i) no Event of Default exists immediately prior or after giving effect thereto, (ii) after giving effect thereto, the Borrower will be in pro forma compliance with the Minimum Investment Assets Ratio set forth in Section 8.09(c) and the Consolidated Fixed Charge Coverage Ratio set forth in Section 8.09(d), in each case for the most recently ended four fiscal quarter period for which the Reported Financial Information has been delivered (which pro forma compliance shall (x) include the reduction of cash necessary in connection with any such Distribution and (y) exclude any Excess Distributions declared in the first fiscal quarter of the prior four fiscal quarter period (other than Excess Distributions which are deemed to have been declared in such prior first fiscal quarter of such four fiscal quarter period pursuant to clause (C) of the second paragraph of the definition of Consolidated Fixed Charge Coverage Ratio which shall be included)) and (iii) prior to the second anniversary of the Closing Date, the Management Fee Earning Assets as of the last fiscal quarter for which the Reported Financial Information has been delivered are in excess of the MFEA Hurdle, the Borrower and the Top Tier Guarantors may make Excess Distributions; and

(f) a Loan Party may make Distributions to FIG Corp., a Delaware corporation, FIG Asset Co. LLC, a Delaware limited liability company or the Principals in connection with a proposed Investment to be made by a Loan Party; provided that (i) the Administrative Agent receives written notice of any such Distribution at least one Business Day prior to the making of such Distribution, (ii) at the time of such notice, the Borrower delivers to the Administrative Agent a certificate describing the proposed Investment and demonstrating that, both before and after giving effect to such Distribution, the Loan Parties will be in compliance with the financial covenants set forth in Section 8.09 of the Credit Agreement as of the most recently ended four fiscal quarter period for which the Reported Financial Information has been delivered and (iii) an amount equal to such Distribution is reinvested into a Loan Party within one Business Day after such Distribution is made.

8.06	Change in Nature of Business.

Engage in any material line of business not in the investment management business or any business ancillary thereto.

8.07	Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Sections 8.02, 8.03, 8.04 or 8.05, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and the granting of Equity Interests to officers and directors, (e) Investments in Fortress Funds by officers, directors and Affiliates without the payment of normal fees or charges related thereto, (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, and (g) so long as no Event of Default exists immediately prior to the making thereof or after giving effect thereto, loans to FIG Corp. and FIG Asset Co. LLC by one or more of the Borrower or a Top Tier Guarantor in an amount not to exceed $5 million, in the aggregate, at the time the applicable loan is incurred (and after giving effect to such loan). It is understood and agreed that an Exchange Loan made to FIG Corp. shall not be considered a violation of this Section 8.07 as long as (i) the Administrative Agent receives written notice of any such Exchange Loan at least one Business Day prior to the making of such Exchange Loan, (ii) at the time of such notice the Borrower delivers to the Administrative Agent a certificate describing such Exchange Loan and demonstrating that, both before and after giving affect to such Exchange Loan, the Loan Parties will be in compliance with the financial covenants set forth in Section 8.09 of the Credit Agreement as of the most recently ended four fiscal quarter period for which the Reported Financial Information has been delivered, (iii) the Exchange Loan is made to FIG Corp. and is repaid within seven days of when made, (iv) if such Exchange Loan is evidenced by an instrument then such instrument is pledged to the Administrative Agent, for the benefit of the Lenders, in accordance with the terms of clause 6(i) of the Security and Pledge Agreement and (v) the obligation of FIG Corp. to the Borrower or a Top Tier Guarantor in connection with such Exchange Loan shall be superior to the repayment of the demand notes between FIG Corp. and FIG Asset Co. LLC on terms reasonably acceptable to the Administrative Agent.

8.08	Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other Distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its material Property to any Loan Party other than restrictions (A) on the transfer of partnership interests, (B) with respect to the assignment of interests in management agreements or (C) set forth in lease agreements in the ordinary course, (v) with respect solely to Loan Parties, pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) with respect solely to Loan Parties, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (A) this Agreement and the other Loan Documents, (B) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (C) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.04 pending the consummation of such sale.

(b) With respect solely to Loan Parties, enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.02(e) or Section 8.02(j)(i), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.04, pending the consummation of such sale and (iv) in connection with the formation of entities consistent with past practices.

8.09	Financial Covenants.

(a) Minimum Management Fee Earning Assets. Permit, as of the end of any calendar month (beginning with the month ending October 31, 2010), the Management Fee Earning Assets to be less than $25,000,000,000.

(b) Consolidated Leverage Ratio. Permit, as of the end of any fiscal quarter of the Borrower for the four quarter period ending on such date (beginning with the fiscal quarter ending December 31, 2010), the Consolidated Leverage Ratio to be greater than 2.75 to 1.0.

(c) Minimum Investment Assets Ratio. Permit, as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending December 31, 2010), the ratio of (i) Consolidated Adjusted Asset Value as of such date to (ii) Funded Indebtedness as of such date to be less than the ratio set forth below opposite the applicable period:

Period	Minimum Investment Assets Ratio
Closing Date through December 31, 2012	2.00 to 1.0
January 1, 2013 and thereafter	2.25 to 1.0

(d) Consolidated Fixed Charge Coverage Ratio. Permit, as of the end of any fiscal quarter of the Borrower for the four quarter period ending on such date (beginning with the fiscal quarter ending December 31, 2010), the Consolidated Fixed Charge Coverage Ratio to be: (i) if Net Funded Indebtedness is greater than $300,000,000 on such date, less than or equal to 2.25 to 1.0, (ii) if Net Funded Indebtedness is greater than $250,000,000 on such date but less than or equal to $300,000,000 on such date, less than or equal to 2.00 to 1.0 or (iii) if Net Funded Indebtedness is less than $250,000,000 on such date, less than or equal to 1.75 to 1.00.

8.10	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Change its fiscal year.

(c) Without providing 20 days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.11	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.12	Capital Expenditures.

Permit Capital Expenditures of the Loan Parties and their Subsidiaries to exceed $25,000,000, in the aggregate, during any fiscal year.

8.13	Investments in Fortress Funds.

Permit any Investment by a general partner in:

(a) an Existing Fortress Fund in excess of (i) an amount customarily required by general partners in similar transactions in the industry or (ii) an amount that is contractually required; provided that Investments by or on behalf of a general partner shall be allowed if the Borrower deems it necessary in good faith to protect the value of an existing Investment, and

(b) a New Fortress Fund in excess of an amount that such general partner deems appropriate.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within ten Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (1) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.03, 7.05, or 7.11 or Article VIII; or (2) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.02(f) and such failure continues for a period of five Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for the greater of (i) thirty days or (ii) ten Business Days after any Loan Party obtains knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) A Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, and such failure shall continue after the applicable grace period, if any, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting

Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. A Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) a Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against a Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and have not been stayed, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Subsidiary or Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Management Agreements. Any Management Agreement with respect to a Material Fortress Fund shall be terminated or otherwise fail to exist or be in full force and effect other than in connection with (i) a Permitted Management Function Transfer, (ii) a scheduled orderly unwinding of a Private Equity Fund or (iii) a Permitted Fund Termination; or

(m) Identified Material Fortress Funds. Any event occurs which causes an Identified Material Fortress Fund (other than Drawbridge Global Macro Fund Ltd. or Drawbridge Special Opportunities Fund LP) to (i) terminate, dissolve, liquidate or wind up (or to begin the process of same) other than in connection with a Permitted Fund Termination or (ii) not be managed and advised by a Loan Party or a Subsidiary other than as a result of (A) a scheduled orderly unwinding of a Private Equity Fund or (B) a Permitted Management Function Transfer.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Credit Facility Swap Contract, ratably among the Lenders (and, in the case of such Credit Facility Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Credit Facility Swap Contract, (c) payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Credit Facility Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01	Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swap Contract Provider or Secured Treasury Management Bank and the L/C Issuer) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the

Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor

Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion; and provided further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo Bank as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Credit Facility Swap Contracts or Secured Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10	Collateral and Guaranty Matters/Ineligible Assignee Letter Agreement.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Loans and other Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to consent to any amendment or modification to the Ineligible Assignee Letter Agreement on the date five Business Days after notice of such amendment or modification unless at least three non-affiliated Lenders holding in the aggregate more than 25% of (i) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (ii) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein has notified the Administrative Agent of their objection to such amendment or modification prior to the expiration of such five Business Day period.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments, if any, is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to a Lender or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of any such Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definitions of “Required Lenders” or “Required Revolving Lenders” without the written consent of each Lender directly affected thereby; provided that in connection with the addition of one or more additional credit facilities to this Agreement in accordance with the terms hereof, the definition of “Required Lenders” or “Required Revolving Lenders” may be modified, without the consent of each Lender directly affected thereby, solely to include the Lenders providing such additional credit facilities to such definitions, as applicable;

(vi) except in connection with a Disposition permitted under Section 8.04, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(vii) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.03 or a Disposition permitted under Section 8.04, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby.

(b) prior to the termination of the Aggregate Revolving Commitments, unless also signed by Required Revolving Lenders, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 5.02(b) or (ii) amend, change, waive, discharge or terminate Sections 2.03(a)(ii)(B), 5.02 or 9.01 in a manner adverse to such Lenders or this Section 11.01(b).

(c) unless also signed by Term Loan Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loans (and participations therein), no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 2.04(c) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.04(b) or (ii) amend, change, waive, discharge or terminate this Section 11.01(c).

(d) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

(e) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

provided, however, that notwithstanding anything to the contrary herein:

(i) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (B) the principal owing to such Lender may not be decreased without the consent of such Lender and (C) the interest rate being paid to such Lender may not be decreased without the consent of such Lender;

(iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein,;

(iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders;

(v) the Collateral Account Agreements and/or the Security and Pledge Agreement may be amended to add additional Collateral Accounts, in accordance with the terms thereof, in a writing executed only by the parties thereto;

(vi) the Ineligible Assignees Letter Agreement may be amended in accordance with Section 10.10(c); and

(vii) the Borrower may, by written notice to the Administrative Agent from time to time (and with the consent of the Administrative Agent, not to be unreasonably withheld), make one or more offers (each, a “Loan Modification Offer”) to all the Revolving Lenders or all of the Term Loan Lenders to make one or more amendments or modifications to allow the maturity and scheduled amortization (if any) of the Loans of the accepting Lenders to be extended (and in connection therewith increase the Applicable Rate and/or fees payable with respect to the Loans and Commitments (if any) of the accepting Lenders) (“Extension Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (I) the terms and conditions of the requested Extension Amendment and (II) the date on which such Extension Amendment is requested to become effective. Extension Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (the “Loan Amendment”) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Extension Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Amendment. Each of the parties hereto hereby agrees that, (x) upon the effectiveness of any Loan Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extension Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (y) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 11.13.

(viii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Revolving Lenders providing the Replacement Revolving Loans (as defined below) to permit the refinancing of all or a portion of outstanding Revolving Loans (“Refinanced Revolving Loans”) with a replacement revolving loan (“Replacement Revolving Loans”) hereunder; provided that (A) the aggregate principal amount of such Replacement Revolving Loans shall not exceed the aggregate principal amount of such Refinanced Revolving Loans and (B) all terms of this Agreement applicable to such Refinanced Revolving Loans shall be applicable to such Replacement Revolving Loans (other than (x) the pricing, fees and maturity date with respect to such Replacement Revolving Loans and (y) the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Loans in effect immediately prior to such refinancing). The Borrower, each other Loan Party and the Revolving Lenders shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence such amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any such amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any such amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby and only with respect to the Replacement Revolving Loans and the Lenders providing same.

(ix) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Term Loan Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (B) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans), (C) if applicable, the Borrower shall have paid the prepayment premium pursuant to Section 2.04(a) in respect of the Refinanced Term Loans and (D) all terms of this Agreement applicable to Refinanced Term Loans shall be applicable to such Replacement Term Loans (other than (x) the pricing, fees, amortization, and maturity date with respect to such Replacement Term Loans and (y) the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing). The Borrower, each other Loan Party and the Term Loan Lenders shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence such amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any such amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any such amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby and only with respect to the Replacement Term Loans and the Lenders providing same.

(x) this Agreement and the Collateral Documents may, in the Administrative Agent’s reasonable discretion, be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is effectuated in order (i) to cure ambiguities or defects or (ii) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any such amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any such amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby.

11.02	Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Information. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of Loan Party or Subsidiary materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the

Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04	Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee but excluding Taxes which are the subject matter of Section 3.01 other than the net amount of any Taxes related to amounts paid pursuant to this Section 11.04(b)), and shall indemnify and hold harmless each Indemnitee from all reasonable documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) does not directly involve an act or omission of a Loan Party or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim against any Indemnitee or Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; it being understood that this sentence does not limit a Loan Party’s indemnification obligations with respect to such damages owed to by an Indemnitee to a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages were caused by such Indemnitee’s gross negligence or willful misconduct.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date” specified in the Assignment and Assumption, shall not be less than $1,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of an assignment of Term Loans) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed); shall be required unless (1) an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or any other Event of Default has occurred and is in existence for at least 10 Business Days and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund Lender with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided, however, that the Lenders may make assignments to the Borrower solely in accordance with the terms of Section 2.13. Any assignment pursuant to Section 2.13 shall not be subject to the terms of this Section 11.06(b) except as set forth in Section 2.13(a)(ii).

(vi) No Assignment to Natural Persons or Ineligible Assignees. No such assignment shall be made to a natural person or an Ineligible Assignee.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall only treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, an Ineligible Assignee or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. In the event that any Lender sells a participation pursuant to this Section 11.06(d), such Lender shall maintain with respect to such participation, acting solely for this purpose as an agent of the Borrower, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. If requested by the Administrative Agent or the Borrower, such Lender shall make the Participant Register available to Administrative Agent or the Borrower upon either (i) the exercise by a Participant of remedies hereunder or (ii) a request for the Register by the IRS.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank assigns all of its Commitments and Loans pursuant to subsection (b) above, Wells Fargo Bank may, upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo Bank as L/C Issuer. If Wells Fargo Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo Bank to effectively assume the obligations of Wells Fargo Bank with respect to such Letters of Credit.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Credit Facility Swap Contract, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledge or assignment permitted under Section 11.06(f), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or containing provisions more restrictive than) those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, including investments, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08	Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all

Lenders directly affected thereby (as applicable), (iv) any Lender is a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund Lender consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT

OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.17	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.18	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19	Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	FIG LLC,
a Delaware limited liability company

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

GUARANTORS:	FORTRESS OPERATING ENTITY I LP,
a Delaware limited partnership
	By:	FIG Corp, its General Partner

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

PRINCIPAL HOLDINGS I LP,
a Delaware limited partnership
	By:	FIG Asset Co. LLC, its General Partner

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FORTRESS PRINCIPAL INVESTMENT HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

FORTRESS PRINCIPAL INVESTMENT GROUP LLC,
a Delaware limited liability company

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FIG LLC

CREDIT AGREEMENT

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC,
a Delaware limited liability company

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	General Counsel

FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC,
a Delaware limited liability company

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG PARTNERS POOL (A) LLC,
a Delaware limited liability company

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	General Counsel

FIG PARTNERS POOL (P2) LLC,
a Delaware limited liability company

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	General Counsel

FIG LLC

CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

	By:	/s/ George Wick
	Name:	George Wick
	Title:	Executive Vice President

FIG LLC

CREDIT AGREEMENT

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an L/C Issuer

	By:	/s/ George Wick
	Name:	George Wick
	Title:	Executive Vice President

FIG LLC

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender and an L/C Issuer

By:	/s/ Hichem Kerma
Name:	Hichem Kerma
Title:	Vice President

FIG LLC

CREDIT AGREEMENT

CITIBANK , N.A.,
as a Lender

By:	/s/ Christina H. Park
Name:	Christina H. Park
Title:	Vice President

FIG LLC

CREDIT AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Kevin Cullen
Name:	Kevin Cullen
Title:	Director

FIG LLC

CREDIT AGREEMENT

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

FIG LLC

CREDIT AGREEMENT

ING CAPITAL LLC,
as a Lender

By:	/s/ Charles Inkeles
Name:	Charles Inkeles
Title:	Director

FIG LLC

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Emily Berger
Name:	Emily Berger
Title:	Vice President

FIG LLC

CREDIT AGREEMENT